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                                             Filed Pursuant to Rule 424(b)(3)
                                             Registration File No.: 333-57794-02


SUPPLEMENT TO
PROSPECTUS SUPPLEMENT DATED APRIL 27, 2001
(TO PROSPECTUS DATED APRIL 26, 2001)

                   WASHINGTON MUTUAL MORTGAGE SECURITIES CORP.
                          DEPOSITOR AND MASTER SERVICER
                MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2001-3

                                  $510,818,759
                                  (Approximate)

         The percentages of the group I and group III loans with loan-to-value ratios as of the Cut-Off Date in excess of 80% that were covered by a primary insurance policy or secured by Additional Collateral were stated incorrectly because those percentages did not include those mortgage loans covered by Additional Collateral.

         Consequently:

         o The second sentence of the second paragraph of "Description of the Mortgage Pool--Loan Group I" on page S-19 is amended to read "All of the group I loans with loan-to-value ratios as of the Cut-Off Date in excess of 80% were covered by a primary insurance policy or secured by Additional Collateral (as defined below)."

         o The second sentence of the second paragraph of "Description of the Mortgage Pool--Loan Group III" on page S-20 is amended to read "All of the group III loans with loan-to-value ratios as of the Cut-Off Date in excess of 80% were covered by a primary insurance policy or secured by Additional Collateral (as defined above in "--Loan Group I")."


                   The date of this Supplement is May 7, 2001.